SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 11-K/A

                               (Amendment No. 1)
                Annual Report Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934
                     For the fiscal year ended June 30, 1997

                         Commission file number 33-13511

            A.Full title of the plan and the address of the plan,  if  different from that of the issuer named below:

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

         B.Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                600 Mayer Street
                              Bridgeville, PA 15107




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                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

                                     INDEX



Exhibits:


    23.1  Consent of independent accountants















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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused this Amendment No. 1 to this annual report to be signed by the undersigned hereunto duly authorized.

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

SIGNATURE                  TITLE                      DATE


/s/ Richard M. Ubinger     PLAN ADMINISTRATOR         OCTOBER 1, 1997
----------------------
RICHARD M. UBINGER





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